Exhibit 4.29

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE OCTOBER 16, 2007.

NORTHCORE TECHNOLOGIES INC.

(Organized under the laws of Ontario)

Series (K) Convertible Secured Debenture

Date of Issue: June 15, 2007	CDN. $•
Interest Rate: 11.0% per annum	Certificate Number: [K-•]

NORTHCORE TECHNOLOGIES INC. (the “Corporation”), for value received, hereby acknowledges itself indebted to and promises to pay • (the “Registered Holder”) on June _____, 2009 (the “Maturity Date”) or on such earlier date as the principal hereof becomes payable in accordance with the provisions of this Debenture (as defined herein), on presentation and surrender of this Debenture, the principal sum of $• in lawful money of Canada, at the address of the Registered Holder set forth on the register of the Corporation to be maintained as provided in the terms and conditions attached hereto as Schedule “A” and forming part hereof (the “Terms and Conditions”), subject to the right of the Registered Holder in certain circumstances to elect to receive Common Shares (as defined herein) of the Corporation in lieu of receiving such sum, as provided in the Terms and Conditions, and to pay interest on such principal amount as provided in the Terms and Conditions.  The Terms and Conditions are hereby incorporated by reference herein.

This Debenture is convertible, at the option of the Registered Holder into Common Shares, upon and subject to the provisions and conditions contained in the said Terms and Conditions. The Schedules and the Exhibits attached hereto are incorporated in this Debenture by reference and are deemed to be an integral part hereof.

IN WITNESS WHEREOF the Corporation has caused this Debenture to be executed under the hand of its duly authorized officer as of the ____ day of June, 2007.

NORTHCORE TECHNOLOGIES INC.
Per:
Authorized Signing Officer

SCHEDULE “A”

Terms and Conditions applicable to
Series ‘K’ Convertible Secured Debentures
dated as of June 12, ____, 2007 issued by
NORTHCORE TECHNOLOGIES INC.

ARTICLE 1-  INTERPRETATION

1.1       Defined Terms

In addition to the terms parenthetically defined herein, in this Debenture the following terms shall have the following meanings respectively:

“Automatic Conversion” has the meaning attributed to such term in subsection 4.1;

“Automatic Conversion Condition” means that if, at any time after the Closing Date the volume weighted average trading price of the Common Shares on the TSX (or if the Corporation is not listed on the TSX, its principal trading market) for a 10 consecutive trading day period is $0.30 or more, all then outstanding Debentures, including any accrued interest thereon, will be automatically converted into Common Shares at the Conversion Price.

“Automatic Conversion Date” means the first Trading Day following the Trading Day as of which the Automatic Conversion Condition has been satisfied.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the City of Toronto;

“Capital Reorganization” has the meaning attributed to such term in subsection 4.3(4);

“Closing Date” means on or about June 15, 2007;

“Closing Market Price” at any date means the closing price per share for Common Shares on or through, as applicable, the Principal Market;

“Collateral” has the meaning attributed to such term in the General Security Agreement;

“Common Share Reorganization” has the meaning attributed to such term in subsection 4.3(1);

“Common Shares” means the common shares without nominal or par value in the capital of the Corporation, as such shares exist as at the Date of Issue; provided that, in the event of a subdivision, redivision, reduction, combination or consolidation thereof, or successive such subdivisions, redivisions, reductions, combinations or consolidations, then, subject to adjustments, if any, having been made in accordance with Section 4.3, “Common Shares” shall thereafter mean the shares resulting from such subdivision, redivision, reduction, combination or consolidation;

“Conversion”  has the meaning attributed to such term in subsection 4.1(1);

“Conversion Price” has the meaning attributed to such term in Section 4.1(2);

“Date of Issue” means the date hereof;

“Date of Conversion” has the meaning attributed to such term in subsection 4.2(2);

“Debentures” means the Series K secured convertible debentures of the Corporation due on June ____, 2009, including this Debenture;

“Event of Default” has the meaning attributed to such term in the General Security Agreement;

“General Security Agreement” means the general security agreement granted by the Corporation in favour of the Holders, pursuant to which the Corporation shall grant a security interest in the Collateral in favour of the Holders);

“Generally Accepted Accounting Principles” means generally accepted accounting principles in Canada from time to time;

“Hold Period” means four months and one day from the Closing Date;

“Holders” means the registered holders from time to time of the Debentures, including the Registered Holder;

“including” means including without limitation;

“Interest Rate” means 11% per annum, calculated and payable as set forth in Section 2.3 hereof;

“Maturity Date” has the meaning attributed to such term in Section 2.4 hereof;

“Obligations” means the aggregate of all indebtedness, obligations and liabilities, direct or indirect, absolute or contingent, matured or not, of the Corporation to the Registered Holder wheresoever and howsoever incurred and whether incurred arising pursuant to this Debenture and whether incurred at the time of, or subsequent to the execution hereof, whether incurred alone or with another or others, including extensions and renewals;

“Offering” means the non-brokered best efforts private placement offering of up to $1,629,333 principal amount of Debentures by the Corporation to purchasers resident in Ontario, Alberta and other jurisdictions outside of North America;

“Ontario Act” means the Securities Act (Ontario);

“Permitted Security Interests” has the meaning attributed to such term in the General Security Agreement;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity, however designated or constituted;

“PPSA” means the Personal Property Security Act (Ontario) as the same may from time to time hereafter be amended or any legislation that may be substituted therefor as the same may from time to time be amended;

“Principal Market” means such stock exchange or quotation system on or through which the Common Shares are listed or quoted which has the highest trading volume in the calendar month immediately preceding the applicable date, being as at the date hereof the TSX;

“Pro Rata Basis” means, in respect of a Holder, the percentage determined by dividing (i) the outstanding principal amount of the Holder’s Debenture by (ii) the aggregate outstanding principal amount of all Debentures;

“Rights Offering” and “Rights Period” have the respective meanings attributed to such terms in subsection 4.3(2);

“Security Interest” means, collectively, the mortgage, charge, pledge, assignment and transfer of, and the security interest in, the Collateral granted to the Holders by the Corporation pursuant to the General Security Agreement;

“Successor Corporation” means any corporation continuing from and which acquires all or substantially all of the undertaking, property and assets of any other corporation pursuant to any Capital Reorganization;

“Time of Expiry” means 5:00 p.m. (Toronto time) on the Maturity Date;

“Trading Day” means a day on which the Principal Market is open for the trading of securities;

“Transfer Form” means the form of transfer annexed as Exhibit 1 hereto;

“TSX” means the Toronto Stock Exchange;

“U.S. Securities Act” means the United States Securities Act of 1993, as amended; and

1.2       Statutory References; Terms defined by the PPSA

Any reference in this Debenture to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.  Unless there is something in the context or subject matter inconsistent therewith, words and phrases not otherwise herein defined that are defined by the PPSA shall have the meanings ascribed thereto respectively by the PPSA.

1.3       Gender and Number

Unless the context otherwise requires, words importing the singular include the plural and vice-versa and words importing gender include all genders.

1.4       Monetary References

Any reference in this Debenture to “Dollars”, “dollars” or the symbol “$” shall be deemed to be a reference to lawful money of Canada.

1.5       Day Not a Business Day

In the event that any day on which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on the requisite time on the first Business Day thereafter.

1.6       Invalidity of Provisions

Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

1.7       Governing Law

This Debenture shall be governed by and construed in accordance with the PPSA and the other laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.8       Assignment

Subject to the restrictions on, and requirements for, transfer prescribed herein, the rights and obligations of the Corporation and the Holders shall be binding upon and shall enure to the benefit of their respective successors, heirs, executors, administrators and permitted transferees and assigns.

ARTICLE 2-  THE DEBENTURES

2.1       Debentures in Series

This Debenture is one of a series of convertible debentures issued by the Corporation, designated as “Series K Secured Subordinate Convertible Debentures”.  The maximum aggregate principal amount of the Debentures to be issued by the Corporation is $1,629,333 pursuant to the Offering.

2.2       Denominations

Debentures shall be issued in denominations of $1,000 and integral multiples thereof.

2.3       Terms of Debentures

All Debentures shall bear simple interest at the Interest Rate from the Date of Issue (or, if issued after the Date of Issue, from the actual date of issuance thereof) to the earlier of a quarter end, the Maturity Date and the Date of Conversion (in respect of the Debentures then being Converted).  Interest on the Debentures shall accrue on the outstanding principal amount of the Debentures from day to day both before and after default, demand, maturity and judgment, for the actual number of days elapsed on the basis of a year of 365 days.  Where the calendar year of calculation contains 366 days, interest hereunder shall be expressed as a yearly rate for purposes of the Interest Act (Canada) as such rate multiplied by 366 and divided by 365.  Such interest shall be payable in arrears upon the earlier of a quarter end, the Maturity Date and the Date of Conversion (in respect of the Debentures then being Converted) and shall be payable in full by the issuance of a number of Common Shares calculated as pursuant to the following formula:

A÷B, where:
A = the amount of accrued interest payable, in dollars; and
B = the greater of:

i)	$0.15; and

ii)
the volume weighted average trading price of the Common Shares over the 20 day trading period ending at the close of business on the day prior to the date on which the interest payment is due, reduced by the maximum percentage discount permitted by the Toronto Stock Exchange.

Interest will continue to accrue until paid.

2.4       Maturity Date

Subject to Section 2.5, the Debentures shall mature and the principal hereof shall become payable on June ____, 2009 (the “Maturity Date”).

2.5       Debentures to Rank Equally

This Debenture shall rank equally with all other Debentures of the same series and be equally and rateably entitled to the benefits hereof as if all the Debentures had been issued and negotiated simultaneously.

2.6       Registration of Debentures

(1)        The Corporation shall cause to be kept by and at the principal office of the Corporation in the City of Toronto a register in which shall be entered the names and latest known addresses of the Holders of this and all other Debentures and the other particulars, as prescribed by law, of the Debentures held by them respectively and of all transfers of Debentures.  Such registration shall be noted on the Debentures by the Corporation.  No transfer of a Debenture shall be effective as against the Corporation unless made on the register by the Registered Holder or his executors or administrators or other legal representatives or his or their attorney duly appointed by an instrument in form and execution reasonably satisfactory to the Corporation and upon compliance with such requirements as the Corporation may reasonably prescribe, and unless such transfer shall have been duly noted on such Debenture by the Corporation.

(2)        The register referred to in this section shall at all reasonable times be open for inspection by the Holders.

(3)        Subject to any restriction under applicable law or policy of any applicable regulatory body, any Holder may at any time and from time to time have such Debenture or any portion of the principal amount thereof transferred at the place at which the register is kept pursuant to the provisions of this section in accordance with such reasonable regulations as the Corporation may prescribe.  The transferor of such Debenture or any portion of the principal amount thereof shall duly complete and exercise a Transfer Form.

(4)        The Corporation shall not be charged with notice of or be bound to see to the execution of any trust, whether express, implied or constructive, in respect of any Debenture, except where the Corporation is required to take notice by statute or order of a court of competent jurisdiction and may transfer any Debenture on the direction of the Holder thereof, whether named as trustee or otherwise, as though that Person were the beneficial owner thereof.

(5)        The Corporation shall not register any transfers of the Debenture or issue or transfer any Common Shares issuable on conversion of the Debenture:

(i)           to any person in the United States or a resident of the United States or any person for the account or benefit of any person in the United States or a resident of the United States except pursuant to Rule 144 under the U.S. Securities Act, if available;

(ii)           in connection with any transfers or conversions which are otherwise not in compliance with (a) the U.S. Securities Act and the regulations thereunder if applicable, (b) the Ontario Act and the rules and regulations thereunder, (c) applicable securities laws and regulations of other relevant jurisdictions, or (d) the policies of the TSX; and

(iii)           within four months and a day from the Date of Issue, unless the Corporation and its legal counsel are satisfied, acting reasonably, that it is permitted under Ontario securities laws and under the policies of the TSX.

The Holder acknowledges that this Debenture and the securities underlying the Debenture are subject to resale restrictions which provide that this Debenture and such securities may not be resold or otherwise distributed until a period of at least four (4) months and one day have elapsed from the Date of Issue except as permitted by applicable securities laws and acknowledges that the certificates representing the Debenture and if the Debenture is Converted or if the any of the Warrants are exercised prior to the expiry of such hold period, the Common Shares issuable upon Conversion, the Warrants and the Common Shares underlying the Warrants will bear the following legend denoting the restrictions on transfer under applicable securities laws, in addition to any other legends required by the TSX or other stock market on which such securities may trade:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [4 MONTHS AND ONE DAY FROM THE DATE OF ISSUANCE OF THE DEBENTURE].”

2.7       Ownership of Debentures

(1)        The Holder of a Debenture shall be deemed to be the owner thereof for all purposes and payment of or on account of the principal of a Debenture shall be made only to or upon the order in writing of the Holder thereof and such payment shall be a complete discharge to the Corporation and any paying agent for the amounts so paid.

(2)        The Holder for the time being of any Debenture shall be entitled to the principal evidenced by such Debenture, free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate Holder thereof (except any equities of which the Corporation is required to take notice by law) and all Persons may act accordingly and a transferee of a Debenture shall, after the Transfer Form is lodged with the Corporation and upon compliance with all other conditions contained in such Debenture or by law or by any policy of any regulatory body, be entitled to be entered on the register as the owner of such Debenture free from all equities or rights of set-off or counterclaim between the Corporation and the transferor or any previous Holder thereof, save in respect of equities of which the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.  Delivery to the registered Holder by the Corporation or the receipt by the Holder of the principal monies and interest evidenced by this Debenture and the units issuable pursuant to this Debenture, if any, shall be a good discharge to the Corporation of its obligations hereunder and the Corporation shall not be bound to enquire into the title of the Registered Holder, save as ordered by a Court of competent jurisdiction or as required by statute.

2.8       Exchange of Debentures

(1)        Debentures of any denomination may be exchanged for Debentures of any other authorized denomination or denominations, any such exchange to be for Debentures of an equivalent aggregate principal amount.  Exchanges of Debentures may be made at the principal offices of the Corporation in the City of Toronto.

(2)        Except as otherwise provided herein, upon any exchange of Debentures of any denomination for Debentures of any other authorized denominations and upon any transfer of Debentures, the Corporation or other registrar of Debentures may make a sufficient charge to reimburse it for any stamp tax, security transfer tax or other governmental charge required to be paid, and payment of such charge shall be made by the party requesting such exchange or transfer as a condition precedent thereto.

2.9       Replacement of Debentures

If any of the Debentures shall become mutilated or be lost, stolen or destroyed and in the absence of notice that such Debentures have been acquired by a good faith purchaser within the meaning of the Business Corporations Act (Ontario), the Corporation will issue and deliver a new Debenture upon surrender and cancellation of the mutilated Debenture, or, in the case of a lost, stolen or destroyed Debenture, in lieu of and in substitution for the same.  In case of loss, theft or destruction, the applicant for a new Debenture shall furnish to the Corporation such evidence of such loss, theft or destruction as shall be satisfactory to the Corporation in its discretion and shall also furnish an indemnity in amount and form satisfactory to the Corporation in its sole discretion.  The applicant shall pay all reasonable expenses incidental to the issuance of any such new Debenture.

ARTICLE 3-  PURCHASE FOR CANCELLATION OF DEBENTURES

3.1       Purchase of Debentures for Cancellation

The Corporation may purchase all or any of the Debentures in the market (which shall include purchase from or through an investment dealer or a firm holding membership on a recognized stock exchange) or by invitation for tenders or by private contract; provided that the price at which any Debenture may be so purchased shall not exceed the outstanding principal amount of such Debenture.

If, upon an invitation for tenders, more Debentures are tendered at the same price than the Corporation is prepared to accept, the Debentures to be purchased by the Corporation shall be selected by lot, or in such other manner as the Corporation may consider equitable, from the Debentures tendered by each Holder who tendered at such lowest price.  The Holder of any Debenture of which a part only is purchased, upon surrender of such Debenture for payment, shall be entitled to receive, without expense to such Holder, one or more new Debentures for the unpurchased part so surrendered and the Corporation shall issue and deliver such new Debenture or Debentures upon receipt of the Debenture so surrendered.

ARTICLE 4-  CONVERSION

4.1       Conversion

(1)        The conversion price is $0.12 (the “Conversion Price”) for each Common Share to be issued upon the Conversion of the Debentures, unless such price shall have been adjusted as provided in this Article, in which case the Conversion Price shall mean the price as so adjusted and in effect at such time.

(2)        Subject to and upon compliance with the provisions of this Article 4, the Holder of each Debenture shall have the right, at his option, at any time prior to the Time of Expiry, to convert such Debenture or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000, into Common Shares at the Conversion Price (a “Conversion”).

(3)        In the event that, at any time prior to the Time of Expiry, the Automatic Conversion Condition has been met then the Corporation shall (and the Holder hereby authorizes and directs the Corporation to) convert the full outstanding principal amount, under this Debenture into Common Shares at the Conversion Price (an “Automatic Conversion”), with such conversion to be effective as of the Automatic Conversion Date.

(4)        In the event of a Conversion or Automatic Conversion, as the case may be, the accrued and unpaid interest on the principal amount of a Holder’s Debenture which is Converted to Common Shares pursuant to this Section 4.1 will be paid in Common Shares, pursuant to Section 2.3 above, within 10 Business Days of the Date of Conversion.

4.2       Manner of Exercise or Deemed Exercise of Right to Convert

(1)        The Holder of a Debenture wishing to Convert such Debenture in whole or in part into Common Shares shall surrender such Debenture to the Corporation at its principal office in the City of Toronto, together with written notice in form and substance satisfactory to the Corporation substantially in the form of Exhibit “2” annexed hereto, duly executed by the Holder, his executors, administrators, other legal representatives or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Corporation, exercising his right to convert such Debenture in accordance with the provisions of this Article.  Thereupon such Holder or, subject to payment of all applicable stamp taxes, security transfer taxes or other governmental charges and compliance with all reasonable requirements of the Corporation, his nominee or assignee, shall be entitled to be entered in the books of the Corporation as at the Date of Conversion (or such later date as is specified in subsection 4.2(2)) as the registered holder of the numbers of Common Shares into which such Debenture is convertible in accordance with the provisions hereof and, as soon as practicable thereafter, the Corporation shall deliver to such Holder or, subject as aforesaid, his nominee or assignee certificates for such Common Shares for any amounts payable under Sections 2.3, 4.1(3) or 4.5.

In the event of an Automatic Conversion the Registered Holders shall be entitled, without any further act on the Registered Holder’s part, to be entered in the books of the Corporation as at the Date of Conversion as the registered holder of the numbers of Common Shares into which such Debenture is convertible in accordance with the provisions hereof and, as soon as practicable thereafter and in any event within three Trading Days, the Corporation shall deliver to the Registered Holder a certificate for such Common Shares.

(2)        For the purposes hereof, a Debenture shall be deemed to be surrendered for conversion on the date (the ”Date of Conversion”) which is:

i)         In respect of a Conversion, the date on which it is so surrendered in accordance with the provisions hereof and, in the case of a Debenture so surrendered by mail or other means of delivery, on the date on which it is received by the Corporation at its office specified in subsection 4.2(1), provided that if a Debenture is surrendered for Conversion on a day on which the register of Common Shares is closed, the Person entitled to receive Common Shares shall become the holder of record of such Common Shares as at the date on which such register is next reopened; and

ii)         In respect of an Automatic Conversion, the date as of which the Automatic Conversion Condition has first been met.

(3)        Any part, being $1,000 or an integral multiple thereof, of a Debenture may be Converted as provided herein and all references in this Debenture to Conversion of Debentures shall be deemed to include Conversion of such parts.  The Holder of any Debenture of which part only is Converted shall, upon the exercise of his right of Conversion, surrender such Debenture to the Corporation, and the Corporation shall cancel the same and shall forthwith issue and deliver to the Holder a new Debenture or Debentures in an aggregate principal amount equal to the unconverted part of the principal amount of the Debenture so surrendered.

(4)        The Common Shares issued upon Conversion shall rank only in respect of dividends declared in favour of holders of record of Common Shares on or after the Date of Conversion or such later date as such Holder shall become the holder of record of such Common Shares pursuant to subsection 4.2(2), from which applicable date they will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

4.3           Adjustment of Conversion Price

The Conversion Price will be subject to adjustment from time to time in the events and in the manner provided as follows:

(1)        If and whenever at any time after the date hereof, and prior to the Time of Expiry, the Corporation:

(i)           issues Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all the holders of Common Shares as a stock dividend or other distribution (other than an issue of Common Shares to holders of Common Shares pursuant to a right granted to such holders to receive such Common Shares in lieu of dividends paid in the ordinary course);

(ii)           subdivides its outstanding Common Shares into a greater number of Common Shares; or

(iii)           consolidates its outstanding Common Shares into a smaller number of Common Shares,

(any of such events in clauses (i), (ii) and (iii) of this subsection being called a “Common Share Reorganization”), then the Conversion Price shall be adjusted effective immediately after the effective date or record date for the happening of a Common Share Reorganization, as the case may be, at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the Conversion Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which will be the number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization and the denominator of which will be the number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

(2)        If and whenever at any time after the date hereof, and prior to the Time of Expiry, the Corporation fixes a record date for the issue of rights, options or warrants to all or substantially all the holders of Common Shares (the “Rights”) under which such holders are entitled, during a period expiring not more than forty-five (45) days after the date of such issue (the “Rights Period”), to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share to the holder (or at an exchange or conversion price per share during the Rights Period to the holder in the case of securities exchangeable for or convertible into Common Shares) of less than 95% of the price (the “Current Market Price”) which is equal to the average Closing Market Price for the period of 20 Trading Days immediately preceding such record date (any of such events being called a “Rights Offering”), then the Conversion Price shall be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(iv)       the numerator of which will be the aggregate of:

(1)           the number of Common Shares outstanding as of the record date for the Rights Offering; plus

(2)           a number determined by dividing (a) the product of the number of Common Shares issued or subscribed for during the Rights Period upon the exercise of the rights, warrants or options under the Rights Offering and the price at which such Common Shares are offered by (b) the Current Market Price of the Common Shares as of the record date for the Rights Offering, and

(v)        the denominator of which will be the number of Common Shares outstanding after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering.

Any Holder who has exercised the right to Convert in accordance with this Article 4 during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period for the Rights Offering will, in addition to the Common Shares and Warrants to which that Holder would otherwise be entitled upon such Conversion, be entitled to that number of additional Common Shares equal to the difference between the shares received on such Conversion and the shares that would have been received if the Conversion Price as adjusted for such Rights Offering pursuant to this subsection had applied when the Holder exercised the right to Convert; provided that the provisions of Section 4.5 will be applicable to any fractional interest in a Common Share to which such Holder might otherwise be entitled under the foregoing provisions of this subsection.  Such additional Common Shares will be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Common Shares will be delivered to such Holder within five Business Days following the end of the Rights Period.  To the extent that any such rights, options or warrants are not so exercised on or before the expiry thereof, the Conversion Price will be readjusted to the Conversion Price which would then be in effect based on the number of Common Shares (or the securities convertible into or exchangeable for Common Shares) actually delivered on the exercise of such rights, options or warrants.

(3)           If and whenever at any time after the date hereof and prior to the Time of Expiry, the Corporation fixes a record date for the issue or the distribution to all or substantially all the holders of Common Shares of (i) securities of the Corporation, including rights, options or warrants to acquire securities of the Corporation or any of its property or assets and including evidences of indebtedness or (ii) any property or other assets, including evidences of indebtedness, and if such issuance or distribution does not constitute (A) a dividend paid in the ordinary course; (B) a Common Share Reorganization; (C) a Rights Offering; or (D) the issue of Rights to the holders of all or substantially all of its outstanding Common Shares under which such holders are entitled to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares during the Rights Period, where the cost per Common Share during the Rights Period, is 95% or more of the Current Market Price (any of such non-excluded events being called a “Special Distribution”), the Conversion Price shall be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(vi)       the numerator of which will be:

(1)           the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; less

(2)           subject to the prior written consent of the Principal Market, if applicable, the excess, if any, of (a) the fair market value, as determined by action by the Corporation’s board of directors (whose determination will be conclusive), to the holders of Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution over (b) the fair market value of the consideration received therefor by the Corporation from the holders of Common Shares, as determined by the Corporation’s board of directors (whose determination will be conclusive); and

(vii)      the denominator of which will be the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date.

To the extent that any Special Distribution is not so made, the Conversion Price will be readjusted effective immediately to the Conversion Price which would then be in effect based upon such securities or property or other assets as actually distributed.

(4)        If and whenever at any time after the date hereof, and prior to the Time of Expiry, there is a reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares or into other securities or other capital reorganization (other than a Common Share Reorganization), or a consolidation, amalgamation or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property (any of such events being called a “Capital Reorganization”), any Holder who exercises the right to Convert Debentures into Common Shares pursuant to Debentures then held after the effective date of such Capital Reorganization will be entitled to receive, and will accept for the same aggregate consideration in lieu of the number of Common Shares to which such Holder was previously entitled upon such Conversion, the aggregate number of shares, other securities or other property or cash which such Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares to which such Holder was previously entitled upon Conversion subject to adjustment thereafter in accordance with provisions the same, as nearly possible, as those contained in this Article 4.  The Corporation will take all steps necessary to ensure that, on a Capital Reorganization, the Holders of Debentures will receive the aggregate number of shares, other securities or other property or cash to which they are entitled as a result of the Capital Reorganization.  Appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Article 4 with respect to the rights and interests thereafter of Holders of Debentures to the end that the provisions set forth in this Article 4 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the conversion of any Debenture.  Subject to the prior written consent of the Principal Market, if applicable, any such adjustment will be made by and set forth in an instrument supplemental hereto approved by action of the board of directors of the Corporation and will for all purposes be conclusively deemed to be an appropriate adjustment.

(5)        If the purchase price provided for in any rights, options or warrants (the “Rights Offering Price”) referred to in subsections 4.3(2) or (3) is decreased, the Conversion Price will forthwith be changed so as to decrease the Conversion Price to the Conversion Price that would have been obtained if the adjustment to the Conversion Price made under such subsections, as the case may be, with respect to such rights, options or warrants had been made on the basis of the Rights Offering Price as so decreased, provided that the terms of this subsection will not apply to any decrease in the Rights Offering Price resulting from terms in any such rights, options or warrants designed to prevent dilution except to the extent that the resulting decrease in the Conversion Price under this subsection would be greater than the decrease, if any, in the Conversion Price to be made under the terms of this section by virtue of the occurrence of the event giving rise to such decrease in the Rights Offering Price.

(6)        In any case in which this section requires that an adjustment become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the Holder of any Debenture Converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such Conversion by reason of the adjustment required by such event; provided, however, that the Corporation shall deliver to such Holder an appropriate instrument evidencing such Holder’s right to receive such additional Common Shares upon the occurrence of such event and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Date of Conversion or such later date on which such Holder would, but for the provisions of this subsection, have become the holder of record of such additional Common Shares pursuant to subsection 4.2(1).

4.4       Rules Regarding Calculation of Adjustment of Conversion Price

For the purposes of Section 4.3:

(1)        The adjustments provided for in Section 4.3 are cumulative and will be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the remaining provisions of this section.

(2)        No adjustment in the Conversion Price will be required unless such adjustment would result in a change of at least 1% in the prevailing Conversion Price; provided, however, that any adjustments which, except for the provisions of this subsection would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustment.

(3)        No adjustment in the Conversion Price will be made in respect of any event described in Section 4.3 if Holders are entitled to participate in such event on the same terms, mutatis mutandis, as if they had converted their Debentures prior to or on the effective date or record date of such event.  Any such participation will be subject to the prior consent of each stock exchange on which the Common Shares are listed or quoted for unlisted trading privileges, or were listed in the year prior to the occurrence of the event described in this subsection, if applicable.

(4)        If at any time a dispute arises with respect to adjustments provided for in Section 4.3, subject to the prior written consent of the Principal Market, if applicable, such dispute will be conclusively determined by the Corporation’s auditors, or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the Corporation’s board of directors and any such determination will be binding upon the Corporation, the Holders and shareholders of the Corporation; such auditors or accountants will be given access to all necessary records of the Corporation.

(5)        If the Corporation sets a record date to determine the holders of Common Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, legally abandons its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Conversion Price shall be made.

(6)        In the absence of a resolution of the Corporation’s board of directors fixing a record date for a Special Distribution or Rights Offering, the Corporation shall be deemed to have fixed as a record date therefor the date on which the Special Distribution or Rights Offering is effected.

4.5       No Requirement to Issue Fractional Shares or Warrants

The Corporation shall not be required to issue fractional Common Shares upon the Conversion of Debentures.  If more than one Debenture is surrendered for Conversion at one time by the same Holder, the number of whole Common Shares issuable upon Conversion thereof shall be computed on the basis of the aggregate principal amount of the Debentures to be Converted. If any fractional interest in a Common Share, as applicable, would, except for the provisions of this section, be deliverable upon the Conversion of any principal amount of Debentures, the Corporation shall, in lieu of delivering any certificate of such fractional interest, satisfy such fractional interest by paying to the Holder of such surrendered Debentures an amount in lawful money of Canada equal to the value of such fractional interest based upon the Closing Market Price of the Common Shares on the Business Day preceding the Date of Conversion.

4.6       Corporation to Reserve Shares

The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Shares (if the number thereof is or becomes limited) solely for the purpose of issue upon Conversion of Debentures as provided herein, and conditionally issue to Holders who may exercise their Conversion rights hereunder, such number of Common Shares as shall then be issuable upon the Conversion of all outstanding Debenture. All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

4.7       Cancellation of Converted Debentures

All Debentures Converted in whole or in part shall be forthwith cancelled by the Corporation (with regard to the Debenture or portion thereof which has been Converted) and, subject to subsection 4.2(3), no Debentures shall be issued in substitution therefor.

4.8       Certificate as to Adjustment

The Corporation shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4.3, deliver a certificate to the Holders specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Except in respect of any subdivision, redivision, reduction, combination or consolidation of the Common Shares, the Corporation shall forthwith give notice to the Holders specifying the event requiring such adjustment or readjustment and the amount thereof, including the resulting Conversion Price; provided that if the Corporation has given notice under Section 4.9 covering all the relevant facts in respect of such event, no such notice need be given under this section.

4.9       Notice of Special Matters

The Corporation covenants that, so long as any Debentures remain outstanding, it will give notice to the Holders of its intention to fix a record date for any event referred to in subsections 4.3(1), (2), (3) or (4)  (other than the subdivision, redivision, reduction, combination or consolidation of Common Shares) or a cash dividend (other than a dividend paid in the ordinary course) which may give rise to an adjustment in the Conversion Price, and such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given.  Such notice shall be given not less than 14 days prior to the applicable record date.

ARTICLE 5-  COVENANTS OF THE CORPORATION

5.1       General Covenants

The Corporation hereby covenants with the Holders as follows:

(a)
the Corporation will duly and punctually pay or cause to be paid to every Holder the principal thereof and interest accrued on the Debentures (and, in case of default, interest on the amount in default) of which he is the Holder on the dates, at the places, and in the manner mentioned herein;

(b)
at the request of a Holder, the Corporation will furnish to the Holders a copy of all financial statements, whether annual or interim, of the Corporation and the report, if any, of the Corporation’s auditors thereon and of all annual and other periodic reports of the Corporation furnished to its shareholders after the date hereof and prior to the Time of Expiry;

(c)	the Corporation will duly and punctually perform and carry out all of the acts or things to be done by it, and perform all covenants required to be performed by it, as provided in this Debenture;

(d)
upon the occurrence of an Event of Default, the Corporation shall permit a representative of the Holders to inspect the Collateral and the operations of the Corporation and for that purpose to enter to the Corporation’s premises and any other location where the Collateral may be situated during reasonable business hours and upon reasonable notice;

(e)	the Corporation shall:

(i)         keep proper books of accounts and records covering all of its business and affairs on a current basis as well as accurate and complete records concerning the Collateral;

(ii)        notify the Holders promptly of any loss or damage to or any seizure of any significant portion of the Collateral;

(iii)       furnish the Holders with such information regarding the Collateral and its value and location as the Holders may from time to time reasonably request;

(iv)       upon the occurrence of an Event of Default, permit a representative of the Holders, during reasonable business hours and upon reasonable notice, to inspect the Corporation’s books of account, records and documents and to make copies, extracts and summaries therefrom; and

(v)        at any time after an Event of Default, permit the Holder or its representative to make reasonable inquiries of third parties for the purpose of verification of any of the foregoing; and

(f)	the Corporation shall promptly notify the Holder in writing of the details of:

(i)         any amendment to its articles, including by virtue of the filing of articles of amalgamation, effecting a change in the Corporation’s name;

(ii)        any claim, litigation or proceeding before any court, administrative board or other tribunal which either does or could have a material adverse effect on the Collateral or the Corporation;

(iii)       any claim, lien, attachment, execution or other process or encumbrance made or asserted against or with respect to the Collateral which either does or could have material adverse effect on the validity or enforceability of the Security Interest;

(iv)       any transfer of the Corporation’s interest in the Collateral, whether or not permitted hereunder; or

(v)        any material loss of or damage to the Collateral, whether or not such loss or damage is covered by insurance; and

(g)
the Corporation shall keep the Collateral insured as would a reasonable prudent owner of similar property against loss or damage by fire, theft or other usual perils, in such amounts as would a reasonably prudent owner of similar property and with such insurers as the Holder may reasonably require from time to time.

5.2       Specific Covenants

The Corporation hereby further covenants with the Holders that:

(a)	all Common Shares which shall be issued upon a Conversion or payment of interest on the Debentures, shall be issued as fully paid and non-assessable in the capital of the Corporation;

(b)
it will at all times maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner; provided, however, that nothing herein contained shall prevent the Corporation from ceasing to operate any business or property if, in the opinion of its board of directors, it shall be advisable and in the best interests of the Corporation to do so;

(c)
it will use its best efforts to maintain the listing of the Common Shares (including the Common Shares issuable pursuant to the terms of the Debentures) on or through the TSX or another recognized Canadian stock exchange;

(d)	it will use its best efforts to maintain its status as a reporting issuer in each of the Provinces of Ontario, British Columbia, and Alberta not in default;

(e)
it will at all times, so long as any Debentures remain outstanding and may be Converted, keep open the register of Debentures and the transfer registers for the Common Shares and will not take any action which would have the effect of preventing the Holders from Converting any of the Debentures or receiving any of the Common Shares upon such Conversion;

(f)
it will make all requisite filings, including filings with appropriate securities commissions and stock exchanges, in connection with the creation and sale of the Debentures, the Conversion of the Debentures and the issue of the underlying Common Shares;

(g)	generally, it will well and truly perform and carry out all of the acts or things to be done by it as provided herein; and

(h)
it will use its best efforts to comply with, satisfy and fulfil promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Corporation with respect to the consummation of the transactions contemplated hereby, including filing or causing to be filed all documents, certificates, opinions, forms or undertakings required to be filed by the Corporation in connection with the purchase and sale of the Debentures and the issuance of the Common Shares in accordance with the terms of the Debentures and the listing and posting for trading of such Common Shares on the TSX or another recognized Canadian stock exchange, as applicable.

5.3       Performance of Covenants by the Registered Holder

The Registered Holder may, in its sole discretion and upon notice to the Corporation, perform any covenant of the Corporation under this Debenture that the Corporation fails to perform and that the Registered Holder is capable of performing, including any covenant the performance of which requires the payment of money; provided that the Registered Holder will not be obligated to perform any such covenant on behalf of the Corporation.  No such performance by the Registered Holder will require the Registered Holder further to perform the Corporation’s covenants nor relieve the Corporation from any default or operate as a derogation of the rights and remedies of the Registered Holder under this Debenture.  The Corporation agrees to indemnify and to reimburse the Registered Holder for all costs and expenses incurred by the Registered Holder in connection with the performance by it of any such covenant, and all such costs and expenses shall be payable by the Corporation to the Registered Holder on demand, shall bear interest at the highest rate per annum borne by any of the Obligations, calculated and compounded monthly, and shall (with all such interests) be added and form part of the Obligations.

ARTICLE 6-  SECURITY INTEREST

6.1       Grant of Security Interest

As continuing collateral security for the due and timely payment and performance by the Corporation of the Obligations, the Corporation shall grant to the  Holders the General Security Agreement.

ARTICLE 7-  RESTRICTIONS ON DISPOSITIONS OF COLLATERAL

7.1       General Restrictions

Except as herein expressly provided, the Corporation shall not, without the prior written consent of the Holder:

(a)
create, allow to be created, assume or suffer to exist any encumbrance upon the Collateral ranking or purporting to rank in priority to or pari passu with the Security Interest other than the Permitted Security Interests;

(b)	sell, lease, assign or otherwise dispose of or deal with the Collateral; or

(c)	release, surrender or abandon possession of the Collateral.

7.2       Permitted Dispositions

This Debenture and the Security Interest shall in no way hinder or prevent the Corporation, without the prior written consent of the Holder, at any time or from time to time until an Event of Default shall have occurred and the Security Interest shall become enforceable:

(a)	from collecting and, where necessary, enforcing the collection of any and all amounts due or to become due to the Corporation under any account; or

(b)
from selling, leasing, licensing, consigning or otherwise disposing of inventory or of any obsolete, worn out, damaged or otherwise unsuitable equipment forming part of the Collateral in the ordinary course of the Corporation’s business and for the purpose of carrying on the same.

ARTICLE 8-  NOTICES

8.1       Notice to the Corporation

Any notice to the Corporation under the provisions of this Debenture shall be valid and effective if delivered personally to, or if given by registered mail, postage prepaid, addressed to, the Corporation at its offices in 302 The East Mall, Suite 300, Toronto, Ontario, M9B 6C7 Attention: Tam Nguyen, telecopier no. (416) 640-0412, and shall be deemed to have been given on the date of delivery or on the fifth Business Day after such letter has been mailed, as the case may be.  The Corporation may from time to time notify the Holders of a change in address which thereafter, until changed by further notice, shall be the address of the Corporation for all purposes of the Debentures.

8.2       Notice to Holder

Except as otherwise expressly provided herein, all notices to be given hereunder with respect to the Debentures shall be valid and effective if such notice is delivered personally or, subject to Section 8.3, sent by first class mail, postage prepaid, addressed to such Holders at their post office addresses appearing in any of the registers hereinbefore mentioned.  Any notice so delivered or sent by mail shall be deemed to have been given on the day upon which it is delivered or on the fifth Business Day after such letter has been mailed, as the case may be.  Any accidental error, omission or failure in giving or in delivering or mailing any such notice or the non-receipt of any such notice by any Holder shall not invalidate or otherwise prejudicially affect any action or proceeding founded thereon.

8.3       Mail Service Interruption

If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Holders or to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally in accordance with Sections 8.1 or 8.2, as the case may be.

ARTICLE 9-  SUCCESSOR CORPORATIONS

9.1       Certain Requirements

The Corporation shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of such amalgamation or merger, of the continuing company resulting therefrom unless, and may do so if:

(i)           such other person or continuing corporation is a corporation (herein called the “Successor Corporation”) incorporated under the laws of Canada or any province thereof;

(ii)           the Successor Corporation shall execute, prior to, contemporaneously with or forthwith after the consummation of such transaction an instrument supplemental hereto and such other instruments as are necessary or advisable to evidence the assumption by the Successor Corporation of the liability for the due and punctual payment of all amounts outstanding and payable hereunder from time to time and the covenant of the Successor Corporation to pay the same and its agreement to observe and perform all of the covenants and obligations of the Corporation under this Debenture;

(iii)           such transaction shall, to the satisfaction of the Holders acting reasonably, be upon such terms as substantially to preserve and not to impair in any material respect the rights and powers of the Holders hereunder; and

(iv)           no condition or state of facts shall exist as to the Corporation or the Successor Corporation, either at the time of or immediately before or after the consummation of any such transaction and after giving full effect thereto or immediately after the Successor Corporation complying with the provisions of clause (b) above, that constitutes or would constitute after notice or lapse of time or both, an Event of Default.

9.2       Vesting of Powers in Successor

Whenever the conditions of Section 9.1 shall have been duly observed and performed, the Holders shall execute and deliver the supplemental instrument provided for in Section 9.1 and thereupon the Successor Corporation shall be bound by the covenants and obligations of the Corporation under this Debenture and shall possess and from time to time exercise each and every power of the Corporation under this Debenture in the name of the Corporation or otherwise, and any act or proceeding by any provision of this Debenture required to be done or performed by any directors or officers of the Corporation may be done and performed with like force and effect by the directors or officers of the Successor Corporation.

ARTICLE 10-  GENERAL PROVISIONS

10.1     Further Assurances

The Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers, assurances or other documents as the Registered Holder shall reasonably require to give effect to or preserve and perfect the Security Interest in the Collateral intended to be granted to the Registered Holder hereunder, under the General Security Agreement, or any security interest the Corporation may hereafter grant or become bound to grant to the Registered Holder for the purpose of accomplishing and effecting the intention of this Debenture.  The Corporation hereby irrevocably appoints the Registered Holder to be the attorney of the Corporation, coupled with an interest, with full power of substitution, for and in the name of the Corporation to execute and to do any deeds, documents, transfers, demands, assignments, assurance, consents and things which the Corporation is obliged to sign, execute or do hereunder.

10.2     Term

This Debenture shall become effective according to its terms immediately upon the execution hereof by the Corporation and shall continue as security for the Obligations until all of the Obligations are paid and performed in full and this Debenture is terminated.

10.3     Non-Substitution

This Debenture and the Security Interest are in addition to and not in substitution for any other agreement made between the Registered Holder and the Corporation or any other security granted by the Corporation to the Registered Holder whether before or after the execution of this Debenture.

10.4     No Merger

Neither the taking of any action suit or proceeding, judicial or extra-judicial nor the exercise of any power of seizure or disposition shall extinguish the liability of the Corporation to pay and perform the Obligations nor shall the acceptance of any payment or alternate security constitute or create any novation.  No covenant, representation or warranty of the Corporation herein shall merge in any judgment.

10.5     Entire Agreement

There are no representations, agreements, warranties, conditions, covenants or terms, express or implied, collateral or otherwise, affecting this Debenture or the Security Interest or the Corporation’s obligations and liabilities hereunder other than express herein.

10.6     Time of Essence

Time shall be of the essence in this Debenture in all respects.

10.7     Disclosure of Information re Corporation

The Corporation agrees that the Registered Holder may provide from time to time such information concerning this Debenture, the Collateral and the Obligations to such persons as the Registered Holder in good faith believes are entitled to the same under the PPSA.

EXHIBIT “1”

FORM OF TRANSFER

Re:  Series (K) Convertible NORTHCORE TECHNOLOGIES INC.  due June___, 2009

For value received, the undersigned hereby assigns and transfers unto

 ______________________________________ of _____________________________________ $  of the principal amount of the within Debenture registered in the name of the undersigned on the books of NORTHCORE TECHNOLOGIES INC. (the “Corporation”) including the rights thereunder to the accrued and unpaid interest on such principal amount and hereby irrevocably constitutes and appoints ____________________________ attorney to transfer the said Debenture on the books of the Corporation with full powers of substitution in the premises.

DATED_____________ in the presence of __________________________.

                                            Signed: ___________________________________

EXHIBIT “2”

FORM OF ELECTION OF CONVERSION PRIVILEGE

TO:      NORTHCORE TECHNOLOGIES INC.
RE:	Series (K) Convertible Debenture of NORTHCORE TECHNOLOGIES INC. due June ___, 2009

The undersigned hereby irrevocably elects to convert $1,000 or any integral multiple thereof principal amount of the within Debenture into Common Shares of the Corporation at the Conversion Price in accordance with the Terms and Conditions of the Debenture.  Please issue share certificates for the Common Shares and Warrants comprising such Units as follows:

Principal amount converted: $ _____________________________

($1,000 or integral multiple thereof only)

Name:	____________________________________

Address:	____________________________________

____________________________________

Date:                ____________________________________

Signed:              ____________________________________